Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-3

(Form Type)

LYRA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	21,967,353(1)	$4.10	$90,066,147.30	0.00011020	$9,926
	Total Offering Amounts					$90,066,147.30		$9,926
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,926

(1)

Consists of 12,236,714 shares of our common stock issued to the selling securityholders, 2,408,188 shares of our common stock issuable to certain of the selling securityholders upon exercise of pre-funded warrants to purchase our common stock and 7,322,451 shares of our common stock issuable to the selling securityholders upon exercise of warrants to purchase our common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on June 27, 2023, which date is a date within five business days prior to the filing of this registration statement.